EXHIBIT 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Freescale Semiconductor, Inc.

We consent to the use in this Registration Statement on Form S-4/A of our report dated June 19, 2007, with respect to the consolidated balance sheet of Freescale Semiconductor, Inc. and subsidiaries (the “Company”) as of December 31, 2006, and the related consolidated statements of operations, stockholder’s equity and cash flows for the period from December 2, 2006 through December 31, 2006 (the “Successor”), and the consolidated balance sheet as of December 31, 2005 and the related combined and consolidated statements of operations, business/stockholders’ equity and cash flows for the period from January 1, 2006 through December 1, 2006, and each of the years in the two-year period ended December 31, 2005 (the “Predecessor”) included herein and to the reference to our firm under the heading “Experts” in this Registration Statement on Form S-4/A.

Our report dated June 19, 2007 contains explanatory paragraphs related to (1) the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, as of January 1, 2006 and (2) the Successor Parent’s acquisition of all of the outstanding stock of Predecessor in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

KPMG LLP

Austin, Texas

June 22, 2007